UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 9, 2006

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

(a)                   On May 9, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Forest Oil Corporation (“Forest”) ratified and approved Forest’s 2006 Annual Incentive Plan (“Plan”), including the 2006 performance measures for  Forest’s executive officers and all other participants in the Plan. Under the Plan, any incentive rewards will be linked to several performance criteria, including total shareholder return, cash costs (such as lease operating expense, transportation expense, and total general and administrative expense), acquisition activities, production levels, and rate of return on capital investments. Each of the performance criteria is tied to a percentage of the participant’s target bonus, which is expressed as a percentage of a participant’s base salary. In addition to the target level, the Plan includes completion percentages for a range of performance levels, starting at a threshold level (25% of the target level) up to an outstanding level (200% of the target level). Determination of the completion percentages will be determined by the Compensation Committee and a minimum 25% completion threshold is required for the total plan.

The Plan is administered by the Compensation Committee and the President and Chief Executive Officer (for all participant awards other than his own award), although certain administrative elements may be delegated to Forest’s Vice President of Human Resources and participation in the Plan is determined by the President and Chief Executive Officer. All performance goals, performance standards, award determinations, and modifications to the Plan must be approved by the Compensation Committee, and the granting of any awards under the Plan is at the sole discretion of the Board. The Plan is attached to this report as Exhibit 10.1.

(b)                  On May 10, 2006, Forest was informed by the administrative agent bank that the required lenders under Forest’s $600,000,000 credit facilities, consisting of a U.S. facility through a syndicate of banks led by JPMorgan Chase and a Canadian credit facility through a syndicate of banks led by JPMorgan Chase Bank, Toronto Branch, had approved an increase to the global borrowing base (the “Global Borrowing Base”) to $850,000,000 from $600,000,000 effective immediately. Subject to the agreement of Forest and the applicable lenders, the size of the credit facilities may be increased by $200,000,000 in the aggregate; however, Forest does not currently plan to ask the lenders to increase the size of the credit facilities and therefore borrowing under the facilities will continue to be limited to the current commitments totaling $600,000,000. The increase to the Global Borrowing Base was a result of the lenders’ semi-annual scheduled determination in accordance with the terms of the credit facilities. Forest did not elect to change the Global Borrowing Base allocation and the U.S. allocated borrowing base will remain at $500,000,000 and the Canadian allocated borrowing base will remain at $100,000,000. The credit facilities mature in September 2009.

The determination of the Global Borrowing Base is made by the lenders in their sole discretion taking into consideration the estimated value of Forest’s oil and gas properties in accordance with the lenders’ customary practices for oil and gas loans. This process involves reviewing Forest’s estimated proved reserves and their valuation. While the Global Borrowing Base is in effect, it is re-determined semi-annually and the available borrowing amount could be increased or decreased as a result of such re-determinations. In addition, Forest and the lenders each have discretion at any time, but not more often than once during any calendar year, to have the Global Borrowing Base re-determined.

The credit facilities are collateralized by Forest’s assets. Forest is required to mortgage, and grant a security interest in, 75% of the present value of the proved oil and gas properties and related assets of Forest and its subsidiaries. Forest has also pledged the stock of several subsidiaries to the lenders to secure the credit facilities.

From time to time, Forest and the lenders engage in other transactions. These activities include securities offerings where a lender or an affiliate of the lender may serve as an underwriter or initial purchaser of the securities and hedging arrangements where a lender may be a counterparty to the arrangement.

Item 9.01.                      Financial Statements and Exhibits.

(d)                  Exhibits

10.1                Forest Oil Corporation 2006 Annual Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: May 11, 2006	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Vice President –
General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1	Forest Oil Corporation 2006 Annual Incentive Plan